Exhibit 10.1

[Form of Award Letter – ClosetMaid long-term cash award]

[Date]

[Name]
[Address]

Dear _______:
This letter confirms to you that, pursuant to the Griffon Corporation 2016 Performance Bonus Plan (the “Plan”), you have been granted, subject to the terms set forth below, a cash award of $_______ (the “Award”) by Griffon Corporation (the “Company”) with a grant date of December 20, 2017 (the “Grant Date”). The Award shall be governed by the terms of this letter and the terms of the Plan, and capitalized terms that are not otherwise defined herein shall have the meanings given in the Plan.
Subject to your continued service with the Company or its subsidiaries, your Award shall vest and become payable to you if, and only if, the “Target Performance Metric” is satisfied. The Target Performance Metric shall mean that the cumulative EBITDA of ClosetMaid LLC for the period October 1, 2017 through September 30, 2019, as determined by the Committee, is at least $50 million. “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization. EBITDA shall be calculated with respect to ClosetMaid LLC in a manner consistent with the financial statements of ClosetMaid LLC as included in the financial statements of the Company, except that any management fees paid by ClosetMaid to the Company shall be added back for purposes of computing EBITDA. The Committee shall also make adjustments to the EBITDA performance goal to reflect the impact of acquisitions, dispositions, or other unusual, non-recurring or extraordinary events, as determined by the Committee. The “Committee” for purposes herein shall mean the Compensation Committee of the Board of Directors of the Company.
Except as specified below regarding a termination of your employment for Good Reason or by the Company without Cause following a Change in Control, payment of your Award shall occur after the Committee has determined that the Target Performance Metric has been satisfied and between October 1, 2019 and December 31, 2019; provided that payment of your Award shall be made only if you are employed by the Company or one of its subsidiaries on the date of payment or if a termination of your employment occurred as a result of your death while you are employed by the Company. In the event that your employment terminates due to your death, your Award, if vested and payable, shall be paid to your estate. If the Target Performance Metric is not satisfied, your Award shall be forfeited in its entirety and no amounts will be payable hereunder.
In the event that, prior to December 31, 2019, both (i) a Change in Control of the Company occurs and (ii) following such Change in Control the Company terminates your employment without Cause or you terminate your employment for Good Reason, then your entire Award shall be paid to you within thirty (30) days following such termination of employment unless you have already been paid your Award or the Committee determines after September 30, 2019 and prior to any such termination of your employment that the Target Performance Metric was not achieved. For purposes of this letter, (i) “Change in Control” and “Cause” shall have the meanings given in the Griffon Corporation 2016 Equity Plan, and (ii) “Good Reason” shall mean (a) a material reduction in your base salary or annual bonus opportunity, or (b) a material diminution of your authority and responsibilities.
Upon your termination of service with the Company or its subsidiaries for any reason (other than due to your death while you are providing services to the Company or a termination by you of your employment for Good Reason or by the Company without Cause following a Change in Control) prior to the payment of your Award, your Award shall be immediately forfeited on such date with no further compensation due to you.

712 Fifth Avenue, 18th Floor, New York, NY 10019 T.212.957.5000 F.212.957.5040 www.griffon.com
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To the extent you may be entitled to severance payments in connection with a termination of your employment that are calculated with reference to bonuses that have been paid to you, any amounts paid to you pursuant to this letter agreement shall be considered part of (and shall increase) the annual bonus that is paid to you in any given year for purposes of calculating such severance amounts.
The construction and interpretation of any provision of this letter or the Plan shall be final and conclusive when made by the Committee. Nothing in this letter shall confer on you the right, express or implied, to continue in the service of the Company or its subsidiaries or interfere in any way with the absolute right of the Company or its subsidiaries to terminate your service at any time.
It is intended that your Award and this letter either be exempt from or comply with Section 409A of the Code and the Treasury Regulations thereunder (collectively, “Section 409A”), and this letter and your Award shall be construed consistent with such intent. To the extent that any payment hereunder is due upon a termination of service, no amount will be payable unless such termination constitutes a “separation from service” within the meaning of Section 409A. Notwithstanding any other provision of this letter to the contrary, if you are a “specified employee” within the meaning of Section 409A, and a payment under this letter would be subject to additional tax under Section 409A if such payment is paid within six (6) months after your “separation from service,” then such payment (i) shall not be paid during the six-month period immediately following your separation from service and shall instead be paid to you in a lump-sum cash payment on the first date following the date that is six months after your separation from service or (ii) if your separation from service is due to your death, shall be paid on the 10th business day following your death. Each payment under this letter agreement shall be considered a separate installment in a series of payments for purposes of Section 409A. No payment hereunder, in any event, shall be made later than March 15, 2020. Neither the Company, nor any of its subsidiaries or affiliates will have any responsibility for any taxes imposed on you in connection with this letter, including, without limitation, any taxes or interest that may be imposed under Section 409A.
The Company or its subsidiaries shall have the right to withhold from payment of the Award any federal, state or local income, payroll and/or other taxes that the Company or its subsidiaries determines in its sole discretion to be required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and you to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Award.
The provisions of this letter agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

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Please promptly sign and return a copy of this agreement to the Company indicating your acceptance of the Award. This acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void.
Very truly yours,

GRIFFON CORPORATION

By: ____________________________________
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

_______________________________________
[Name]

Dated: _________________________________

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